FOR IMMEDIATE RELEASE

CONTACT:
Nigel P. Hebborn,
Executive Vice President
(866) 434-5522 ext. 714
 www.nestor.com

NESTOR CURRENT MARKET VALUE BELOW NASDAQ GLOBAL CONTINUED LISTING STANDARD

Providence, RI - October 17, 2006- Nestor Inc. (NASDAQ: NEST) today announced that on October 16, 2006, the Company received a Nasdaq Staff Deficiency Letter indicating that the market value of the Company’s common stock had fallen below $50 million, the minimum level required for the continued listing of its common stock on the Nasdaq Global Market based on Marketplace Rule 4450(b)(1)(A). Additionally, the Company does not comply with the alternative Marketplace Rule 4450(b)(1)(B) which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

In accordance with Marketplace Rule 4450(e)(4), the Company has been provided with 30 calendar days, or until November 15, 2006, to regain compliance. If at anytime before November 15, 2006, the market value of the Company’s common stock is $50 million or more for at least ten consecutive business days, Nasdaq’s staff will determine if the Company complies with the Nasdaq Global Market continued listing standards. The Company currently has 20,386,816 shares of common stock outstanding, In order to comply with the $50 million market value criteria, the Company's closing bid price must be $2.46 or greater. If compliance cannot be demonstrated by November 15, 2006, Nasdaq’s staff will provide the Company with written notification that the Company’s common stock will be delisted from the Nasdaq Global Market. In that event, the Company may appeal the staff’s determination to a Listing Qualification Panel.

The Company believes that it currently satisfies the financial and other listing requirements of the Nasdaq Capital Market and, if it is unable to regain compliance with the continued listing standards for the Nasdaq Global Market, including any appeal, if made, intends to apply to transfer its listing to the Nasdaq Capital Market. Any decision whether to approve the transfer of the Company’s listing of its common stock will be based on the Nasdaq staff’s review of the Company’s application. Listing on either Market will comply with the covenants on the Company’s outstanding convertible debt securities.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. Nestor Traffic Systems is the exclusive North American distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously. Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions. CrossingGuard® is a registered trademark of Nestor Traffic Systems, Inc. PoliScanSpeed™ is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

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